October 4, 2017

RE: World Monitor Trust III Series J (“WMT-III”)

Dear Unitholder,

We are writing to inform you of recent changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective October 1, 2017, WMT-III has removed CTA Choice FRT, CTA Choice ISAT and CTA Choice KEY, and effective October 1, 2017, the assets of WMT-III will be reallocated among the three Advisors, as shown below.

An updated Confidential Information Memorandum for the Fund is enclosed for your review.

Galaxy Plus Funds	Program	Class	Percentage of the Trust's Net Assets
ADG Capital Management LLP	ADG Systematic Macro Program	B	20%
FORT Global LLC	FORT Global Contrarian Program	B	30%
Quantitative Investment Management LLC	Quantitative Global Program	B	50%

Frequently Asked Questions

Q1: Why did you make these changes?

WMT-III has been adjusted to deemphasize longer-term, momentum-driven strategies in favor of a more diverse set of systematic methodologies. These new allocations seek to target opportunities as the result of directional and relative value opportunities, using price-driven and economic inputs, across time horizons spanning from less than a week to multiple years. Over the past several months, we’ve seen periodic episodes of exaggerated volatility and periods of trend and we suspect that this shifting market paradigm might characterize the new normal. As such, we believe that WMT-III will be best served by the blending of three disparate strategies, each focusing on unique market opportunities.

The largest allocation is being given to Quantitative Investment Management’s Global Program. Best characterized as a pattern-recognition strategy, the computerized Global program attempts to profit from identifying behavioral patterns and tends to do best during periods of heightened volatility. We believe this program warrants the higher allocation as it is the most robust of the three strategies, with an average trade duration of six days, quickly shifting exposures based on current price action.

The remainder of WMT-III’s allocation has been given to FORT’s Global Contrarian Program and ADG Capital’s Systematic Macro Program.

Previously, WMT-III has had a long-standing allocation to FORT’s Global Diversified Program. As of October, that allocation has been shifted to the manager’s Contrarian program. Like the Diversified Program, FORT’s Contrarian program is 100% systematic and trend following. Dissimilar is that Contrarian employs a predictive model that attempts to identify patterns (turning points) that presage the beginning or end of a trend. The intent is to avoid the give-back of open trade profits characteristic of many trend-following strategies. An allocation to this manager is intended to keep WMT-III positioned to profit from intermediate, trend-following price moves of between two to eight weeks.

Kenmar Preferred Investments, LLC - P.O Box 5537, New York, NY 10185 - Tel : 212-596-3480

Finally, ADG Capital Management’s Systematic Macro Program is distinctly different in that it is a systematic, global macro strategy that looks to participate in directional and relative value opportunities. Further, differentiating the strategy in the WMT-III line-up, ADG’s system analyzes fundamental data, in addition to technical market variables, to derive portfolio positioning. Overall as the strategy seeks to identify moves based on macro-economic drivers, trade cycles are very long term lasting anywhere from one to two years. With its global macro focus, ADG’s portfolio is concentrated in the global equity, interest rate and developed currency markets. Its unique system inputs, combined with its extended trade duration and relative value position-taking, makes this strategy an appealing diversifier in WMT-III.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (212) 596-3480.

Kind regards,

Ken Shewer

Chairman & CIO U.S. Liquid Strategies

Kenmar Preferred Investments, LLC

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high fixed and variable costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.